Exhibit (99)(c)

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In millions, except per share data)	2007	2006
ASSETS
Cash and due from banks	$12,593	15,826
Interest-bearing bank balances	3,451	2,167
Federal funds sold and securities purchased under resale agreements	10,322	16,923

Total cash and cash equivalents	26,366	34,916

Trading account assets	50,752	45,529
Securities	106,841	108,619
Loans, net of unearned income	421,663	420,158
Allowance for loan losses	(3,378)	(3,360)

Loans, net	418,285	416,798

Loans held for sale	15,032	12,568
Premises and equipment	6,058	6,141
Due from customers on acceptances	992	855
Goodwill	38,838	38,379
Other intangible assets	1,570	1,635
Other assets	41,672	41,681

Total assets	$706,406	707,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	63,399	66,572
Interest-bearing deposits	344,749	340,886

Total deposits	408,148	407,458
Short-term borrowings	47,144	49,157
Bank acceptances outstanding	1,004	863
Trading account liabilities	18,150	18,228
Other liabilities	16,741	20,004
Long-term debt	142,334	138,594

Total liabilities	633,521	634,304

Minority interest in net assets of consolidated subsidiaries	3,099	3,101

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at March 31, 2007	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.913 billion shares at March 31, 2007	6,378	6,347
Paid-in capital	51,964	51,746
Retained earnings	13,378	13,723
Accumulated other comprehensive income, net	(1,934)	(2,100)

Total stockholders’ equity	69,786	69,716

Total liabilities and stockholders’ equity	$706,406	707,121

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2007	2006
INTEREST INCOME
Interest and fees on loans	$7,618	4,321
Interest and dividends on securities	1,478	1,565
Trading account interest	433	325
Other interest income	619	496

Total interest income	10,148	6,707

INTEREST EXPENSE
Interest on deposits	3,061	1,779
Interest on short-term borrowings	670	718
Interest on long-term debt	1,957	720

Total interest expense	5,688	3,217

Net interest income	4,460	3,490
Provision for credit losses	177	61

Net interest income after provision for credit losses	4,283	3,429

FEE AND OTHER INCOME
Service charges	614	574
Other banking fees	416	428
Commissions	659	623
Fiduciary and asset management fees	920	761
Advisory, underwriting and other investment banking fees	407	302
Trading account profits	168	219
Principal investing	48	103
Securities gains (losses)	53	(48)
Other income	456	555

Total fee and other income	3,741	3,517

NONINTEREST EXPENSE
Salaries and employee benefits	2,972	2,697
Occupancy	312	275
Equipment	307	280
Advertising	61	47
Communications and supplies	173	167
Professional and consulting fees	177	167
Other intangible amortization	118	92
Merger-related and restructuring expenses	10	68
Sundry expense	458	446

Total noninterest expense	4,588	4,239

Minority interest in income of consolidated subsidiaries	136	95

Income before income taxes	3,300	2,612
Income taxes	998	884

Net income	$2,302	1,728

PER COMMON SHARE DATA
Basic earnings	$1.22	1.11
Diluted earnings	1.20	1.09
Cash dividends	$0.56	0.51
AVERAGE COMMON SHARES
Basic	1,894	1,555
Diluted	1,925	1,586